Filed Pursuant to Rule 424(b)(2)

Registration No. 333-234713

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Depositary Shares Each Representing a 1/100th Interest in a Share of Series D Non-Cumulative Perpetual Preferred Stock	1,000,000	$1,000	$1,000,000,000	$92,700

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-234713

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 15, 2019)

1,000,000 Depositary Shares Each Representing a 1/100th Interest in a Share of

Series D Non-Cumulative Perpetual Preferred Stock

SVB Financial Group is offering 1,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/100th ownership interest in a share of our Series D Non-Cumulative Perpetual Preferred Stock, with a liquidation amount of $100,000 per share (“Series D Preferred Stock”) (equivalent to $1,000 per Depositary Share), deposited with American Stock Transfer and Trust Company, LLC, acting as depositary. The Depositary Shares are evidenced by depositary receipts. Each holder of a Depositary Share will be entitled, through the depositary, to all the rights and preferences of the shares of Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such Depositary Share.

Holders of Series D Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our board of directors (or a duly authorized committee of the board). Any such dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Dividends will accrue on the liquidation amount of $100,000 per share of the Series D Preferred Stock at a rate per annum equal to (i) 4.250% from the original issue date of the Series D Preferred Stock to, but excluding, November 15, 2026, and (ii) the five-year treasury rate as of the most recent reset dividend determination date (each as defined elsewhere in this prospectus supplement) plus 3.074% for each reset period from, and including, November 15, 2026.

Dividends on the Series D Preferred Stock will be non-cumulative. In the event dividends are not declared on the Series D Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will not accrue or be payable, and if we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

We may, at our option, redeem the Series D Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after November 15, 2026, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined herein), in each case at a redemption price of $100,000 per share (equivalent to $1,000 per Depositary Share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. If we redeem the Series D Preferred Stock, the depositary will redeem a proportionate number of Depositary Shares. The Series D Preferred Stock will not have voting rights, except as set forth under “Description of the Series D Preferred Stock—Voting Rights” beginning on page S-27.

Neither the Series D Preferred Stock nor the Depositary Shares will be listed on any securities exchange or automated quotation system.

Neither the Series D Preferred Stock nor the Depositary Shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

Concurrently with the offering of the Depositary Shares we are offering (i) 600,000, depositary shares, at $1,000 per depositary share, each representing a 1/100th interest in a share of our Series E Non-Cumulative Perpetual Preferred Stock, liquidation amount $100,000 per share (“Series E Depositary Shares”), and (ii) $650,000,000 aggregate principal amount of senior notes. The offering of the Depositary Shares is not conditioned on the offering of the Series E Depositary Shares, the senior notes or vice versa, and we may sell the Depositary Shares, the Series E Depositary Shares, the senior notes or all of the foregoing.

Investing in the Depositary Shares involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2020 to read about factors you should consider before making a decision to invest in the Depositary Shares.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (“Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price(1)	$1,000.00	$1,000,000,000.00
Underwriting Discount	$10.00	$10,000,000.00
Proceeds, Before Expenses, to SVB Financial Group	$990.00	$990,000,000.00

(1)

The initial public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of original issuance, which is expected to be October 28, 2021.

The underwriters expect to deliver the Depositary Shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on October 28, 2021, which is the third business day following the date of this prospectus supplement. Beneficial interests in the Depositary Shares will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

Sole Book-Running Manager

BofA Securities

Co-Manager

SVB Leerink

Prospectus Supplement dated October 25, 2021

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise (for example, in references under “Cautionary Note Regarding Forward-Looking Statements,” “Summary—SVB Financial Group,” “Capitalization” and “Capital Components and Ratios”), all references in this prospectus supplement to “SVB Financial Group,” “SVB Financial,” the “Company,” “we,” “us,” “our” or similar references mean SVB Financial Group and do not include its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then the statement in the more recent document supersedes the information in this prospectus supplement to the extent of such inconsistency.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

S-ii

UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed March 1, 2021;

•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A filed March 4, 2021, as amended, for our Annual Meeting of Stockholders held April 22, 2021;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed May 10, 2021, and the quarter ended June 30, 2021, filed August 6, 2021; and

•

Current Reports on Form 8-K filed January 4, 2021, January  8, 2021, January  21, 2021 (solely with respect to Item 8.01), February  2, 2021, March  22, 2021 (solely with respect to Item 8.01), March  25, 2021, April  14, 2021, April  22, 2021 (solely with respect to Item 8.01), April  26, 2021, May  13, 2021, July  1, 2021, July  22, 2021 (solely with respect to Item 8.01), August  12, 2021 and October 21, 2021 (solely with respect to Item 8.01).

You may obtain copies of our SEC filings, including these documents, at no cost, from the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at www.svb.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. You may also request copies of these documents (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by emailing, writing or calling us at the following address:

SVB Financial Group

Investor Relations

IR@svb.com

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

We have also filed a registration statement (No. 333-234713) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Depositary Shares and the Series D Preferred Stock. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, but are not limited to, the following:

•

Financial projections, including with respect to our net interest income, net interest margin, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, deposit growth, liquidity and capitalization effective tax rate or other financial items;

•

Descriptions of our strategic initiatives, plans or objectives for future operations, including sales or acquisitions, such as the integration of Boston Private Financial Holdings, Inc. (“Boston Private”) and the expansion of SVB Leerink LLC (“SVB Leerink”) into the technology investment banking sector;

•	Forecasts of private equity and venture capital funding, investment level and exit activity;

•	Forecasts of future interest rates, economic performance, and income from investments;

•	Forecasts of expected levels of provisions for credit losses, net loan charge-offs, nonperforming loans, loan growth, loan mix, loan yields and client funds;

•	The outlook on our clients’ performance;

•	The potential effects of the COVID-19 pandemic; and

•	Descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” and the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•

Market and economic conditions (including the general condition of the capital and equity markets, and IPO, secondary offering, special purpose acquisition companies fundraising, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	The COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including as a result of prolonged work-from-home arrangements;

S-v

•

The impact of changes from the U.S. Biden-Harris administration and the new U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;

•	Changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	The impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	The adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;

•	The sufficiency of our capital and liquidity provisions;

•	Changes in the levels of our loans, deposits and client investment fund balances;

•	Changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	Variations from our expectations as to factors impacting our cost structure;

•

Changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	Variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	The occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;

•	Business disruptions and interruptions due to natural disasters and other external events;

•	The impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;

•	The expansion of our business internationally, and the impact of international market and economic events on us;

•	The effectiveness of our risk management framework and quantitative models;

•

The impact of governmental policy, legal requirements and regulations, including among other regulatory requirements, regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), including enhanced prudential standards for bank holding companies with between $100 billion and $250 billion in average total consolidated assets and bank holding companies that (i) exceed $250 billion in average total consolidated assets or (ii) exceed $100 billion in average total consolidated assets and exceed $75 billion in one of three risk-based indicators;

•

Our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the integration of Boston Private and the expansion of SVB Leerink into the technology investment banking sector;

S-vi

•	Greater than expected costs or other difficulties related to the integration of our business and that of Boston Private;

•	Variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with the integration of Boston Private;

•	The inability to retain existing Boston Private clients and employees following the Boston Private acquisition;

•	Unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;

•	Variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	Changes in applicable accounting standards and tax laws;

•	Regulatory or legal changes and their impact on us; and

•	Other factors as discussed in “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2020.

The operating and economic environment during the third quarter of 2021 continued to be impacted by the COVID-19 pandemic and related government orders. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, potential variations of the virus, actions taken by governmental authorities in response to the pandemic and the impact of vaccines, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Accordingly, you are cautioned not to place undue reliance on forward-looking statements. We urge investors to consider all of these factors, among others, carefully in evaluating the forward-looking statements contained in this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement or the documents incorporated by reference are made only as of their respective dates. We assume no obligation and do not intend to revise or update any forward-looking statements contained or incorporated by reference in this prospectus supplement, except as required by law.

S-vii

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before making a decision to invest in the Depositary Shares representing interests in our Series D Preferred Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider the statement in the more recent document to the extent of such conflict. You should pay special attention to the “Risk Factors” section of this prospectus supplement and of our Annual Report on Form 10-K for the year ended December 31, 2020 to determine whether an investment in the Depositary Shares representing interests in our Series D Preferred Stock is appropriate for you.

SVB Financial Group

SVB Financial is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For nearly 40 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management and M&A advisory services. In addition, we focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of September 30, 2021, on a consolidated basis, we had total assets of $191 billion, total investment securities of $107.8 billion, total loans, at amortized cost, of $61.5 billion, total deposits of $171.2 billion and total SVB Financial stockholders’ equity of $14.7 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our corporate office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

Third Quarter 2021 Preliminary Unaudited Financial Results

On October 21, 2021, we reported certain preliminary unaudited financial results for the third quarter ended September 30, 2021.

Consolidated net income available to common stockholders for the third quarter of 2021 was $365 million, or $6.24 per diluted common share, compared to $502 million, or $9.09 per diluted common share, for the second quarter of 2021 and $442 million, or $8.47 per diluted common share, for the third quarter of 2020. Consolidated net income available to common stockholders for the nine months ended September 30, 2021 was $1.4 billion, or $25.16 per diluted common share, compared to $803 million, or $15.46 per diluted common share, for the comparable 2020 period.

Highlights of our third quarter 2021 results (compared to second quarter 2021, unless otherwise noted) included:

•	Average loans of $59.3 billion, an increase of $9.5 billion (or 19.0 percent).

•	Period-end loans of $61.5 billion, an increase of $10.7 billion (or 21.1 percent).

•	Average fixed income investment securities of $93.8 billion, an increase of $21.5 billion (or 29.8 percent).

•	Period-end fixed income investment securities of $105.3 billion, an increase of $21.5 billion (or 25.6 percent).

•

Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $46.6 billion (or 15.1 percent) to $354.7 billion, which includes an increase in average on-balance sheet deposits of $29.6 billion (or 22.2 percent).

•	Period-end total client funds increased $42.4 billion (or 12.9 percent) to $371.4 billion, which includes an increase in period-end on-balance sheet deposits of 25.3 billion (or 17.4 percent).

•	Private Bank assets under management of $19.6 billion.

•	Issuance and sale of 2,227,000 shares of common stock on August 12, 2021 at an offering price of $564 per share, which resulted in net proceeds of $1.2 billion.

•	Net interest income (fully taxable equivalent basis) of $859 million, an increase of $124 million (or 16.9 percent).

•	Provision for credit losses was $21 million, compared to $35 million.

•	Net loan charge-offs of $11 million, or 7 basis points of average total loans (annualized) compared to $12 million, or 10 basis points.

•	Net gains on investment securities of $189 million compared to $305 million.

•	Net gains on equity warrant assets of $147 million, compared to $122 million.

•	Noninterest income of $672 million, a decrease of $89 million (or 11.7 percent).

•	Noninterest expense of $879 million, an increase of $226 million (or 34.6 percent).

•

GAAP operating efficiency ratio of 57.7 percent, compared to 43.9 percent. The decline in our operating efficiency is primarily due to higher compensation and benefits expense as well as merger-related charges and premises and equipment expense in the third quarter of 2021 related to the Boston Private acquisition.

The review of the quarter ended September 30, 2021 is still continuing. The above preliminary results as of and for the quarter ended September 30, 2021 are unaudited. Our independent registered public accountants are currently performing their interim quarterly review procedures in anticipation of our expected filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2021. Our actual results as of and for the quarter ended September 30, 2021 could differ, perhaps materially, from the preliminary results discussed in this prospectus supplement.

Series E Preferred Stock and Senior Notes Offerings

Concurrently with the offering of the Depositary Shares we are offering (i) 600,000 Series E Depositary Shares, and (ii) $650,000,000 aggregate principal amount of senior notes. The offering of the Depositary Shares is not conditioned on the offering of the Series E Depositary Shares, the senior notes or vice versa, and we may sell the Depositary Shares, the Series E Depositary Shares, the senior notes or all of the foregoing. Each of the Series E Depositary Shares and the senior notes will be offered only by means of a separate prospectus supplement, and this prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered pursuant to the prospectus supplements relating to the Series E Depositary Shares and the senior notes.

SUMMARY OF THE OFFERING

The following summary contains basic information about the Depositary Shares representing interests in our Series D Preferred Stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, you should read the sections of this prospectus supplement entitled “Description of the Series D Preferred Stock” and “Description of the Depositary Shares.”

Issuer:	SVB Financial Group

Securities Offered:	Depositary Shares, each representing a 1/100th ownership interest in a share of our Series D Non-Cumulative Perpetual Preferred Stock, with a liquidation amount of $100,000 per share (equivalent to $1,000 per Depositary Share) (the “Series D Preferred Stock”). Each holder of a Depositary Share will be entitled, through American Stock Transfer and Trust Company, LLC (the “Depositary”), to all the rights and preferences of the shares of Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such Depositary Share.

We may from time to time, without notice to or the consent of holders of the Series D Preferred Stock, elect to issue additional shares of the Series D Preferred Stock and related Depositary Shares, and all such additional shares of Series D Preferred Stock and the related Depositary Shares would be deemed to form a single series with the shares of Series D Preferred Stock and the related Depositary Shares, respectively, offered by this prospectus supplement, provided that such additional shares will only be issued if they are fungible with the original shares for tax purposes. We may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the Series D Preferred Stock or the related Depositary Shares.

Over-Allotment Option:	None.

Dividend Payment Dates:	Quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022.

Dividends:	We will pay dividends on the Series D Preferred Stock, only when, as and if declared by our board of directors (or a duly authorized committee of the board) out of funds legally available for the payment thereof.

Dividends will accrue on the stated amount of $100,000 per share of the Series D Preferred Stock (the “stated amount”) (equivalent to $1,000 per Depositary Share) at a rate per annum equal to (i) 4.250% from the original issue date of the Series D Preferred Stock to, but excluding, the dividend payment date on November 15, 2026 (the

“First Reset Date”) and (ii) the five-year treasury rate as of the most recent reset dividend determination date (each as defined under “Description of the Series D Preferred Stock—Dividends”) plus 3.074%, during each reset period, from, and including, the First Reset Date.

Dividends will be payable in arrears on each dividend payment date.

Dividends on shares of the Series D Preferred Stock will not be cumulative and will not be mandatory. If for any reason our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series D Preferred Stock in respect of a dividend period (as defined under “Description of the Series D Preferred Stock—Dividends”), then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or accumulate, and we will have no obligation to pay any dividend for that dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

So long as any Series D Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series D Preferred Stock have been declared and paid, we may not (i) declare, pay or set aside for payment any dividend, or make a distribution, on any junior stock, (ii) pay or make available any monies for a sinking fund for the redemption or retirement of junior stock, or (iii) purchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of junior stock, except under certain circumstances. See “Description of the Series D Preferred Stock—Dividends.”

Payment of dividends on the Series D Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series D Preferred Stock—Restrictions on Dividends, Redemption and Repurchases” below.

Redemption:	The Series D Preferred Stock is perpetual and has no maturity date.

We may, at our option, redeem the shares of the Series D Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined under “Description of the Series D Preferred Stock—Redemption”), in each case at a cash redemption price of $100,000 per share (equivalent to $1,000 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series D Preferred Stock, the depositary will redeem a proportionate number of Depositary Shares.

Neither the holders of the Series D Preferred Stock nor the holders of the Depositary Shares will have the right to require the redemption or repurchase of the Series D Preferred Stock.

Redemption of the Series D Preferred Stock is subject to certain contractual, legal, regulatory and other restrictions described under “Description of the Series D Preferred Stock—Redemption” below. Under capital adequacy rules currently applicable to us, any redemption of the Series D Preferred Stock would be subject to prior approval of the Federal Reserve. Neither the holders of the Series D Preferred Stock nor the holders of the Depositary Shares will have the right to require redemption.

Liquidation Rights:	In the event of our liquidation, dissolution or winding up, holders of shares of the Series D Preferred Stock would be entitled to receive an amount per share equal to the stated amount of $100,000 per share (equivalent to $1,000 per Depositary Share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends. Distributions will be made only to the extent of our assets that are available for distribution to stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) pro rata as to any other class or series of our stock that ranks equally with the Series D Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up and before any distribution of assets is made to holders of our common stock or any other class or series of our stock that ranks junior to the Series D Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up.

The Series D Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Voting Rights:	None, except with respect to certain changes in the terms of the Series D Preferred Stock, with respect to the authorization, creation, or increase in the authorized amount of stock ranking senior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions and in the case of certain dividend non-payments. See “Description of the Series D Preferred Stock—Voting Rights” below.

Ranking:

Shares of the Series D Preferred Stock will rank (i) senior to our common stock and all other classes or series of our stock issued in the future that rank junior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up (“junior stock”), (ii) on a parity with our 5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), our Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), our Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), our Series E Non-Cumulative Perpetual Preferred Stock (“Series E Preferred Stock”), which is being concurrently offered and will have substantially similar terms to our Series D Preferred Stock (except that the interest rate and accordingly the reset and redemption dates are based on the ten-year treasury rate instead of a five-year treasury rate), and any other class or series of our stock issued in the future, the terms of which expressly provide that it will rank on a parity with our Series D Preferred Stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company and (iii) junior to any class or series of our preferred stock issued in the future that expressly provides that it will rank senior to the Series D Preferred Stock (subject to any requisite consents prior to issuance; including the requisite vote or consent of the holders of at least two thirds of the shares of the Series D Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon, to the exclusion of all other series of preferred stock) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company.

We will generally be able to pay dividends and distributions upon any liquidation, dissolution or winding up of the Company only out of funds legally available for such payment (i.e., after satisfaction of all our liabilities to creditors, if any) and pro rata as to any other stock designated as ranking on a parity with the Series D Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, if issued) as to payment of current dividends (“dividend parity stock”) and distributions upon any liquidation, dissolution or winding up of the Company, as applicable.

Maturity:	The Series D Preferred Stock does not have any maturity date, and we are not required to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and Conversion Rights:	None.

No Listing:	Neither shares of the Series D Preferred Stock nor the Depositary Shares will be listed on any securities exchange or automated quotation system.

Tax Consequences:	If you are a non-corporate U.S. holder (as defined below under “Material U.S. Federal Income Tax Considerations”), dividends paid to you will generally qualify for taxation at preferential rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. holder, dividends received by you will generally be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a Non-U.S. holder (as defined below under “Material U.S. Federal Income Tax Considerations”), dividends paid to you will generally be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For further discussion of the tax consequences relating to the Series D Preferred Stock, see “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds:	We intend to use the net proceeds from the sale of the Depositary Shares for general corporate purposes, which may include working capital, capital investments and expenditures, and capitalizing the Bank or other operating subsidiaries allowing continued support of Bank clients. See “Use of Proceeds.”

Depositary; Transfer Agent and Registrar:	American Stock Transfer and Trust Company, LLC.

Calculation Agent:	We will appoint a calculation agent for the Series D Preferred Stock prior to the third business day immediately preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

Conflicts of Interest:	SVB Leerink, our indirect, wholly owned subsidiary, is participating in this offering of Depositary Shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SVB Leerink is not permitted to sell the Depositary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors:	Investing in the Depositary Shares representing interests in the Series D Preferred Stock involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein before purchasing any Depositary Shares.

RISK FACTORS

An investment in the Depositary Shares involves certain risks. You should carefully consider (i) the risks related to the Depositary Shares and the Series D Preferred Stock described below, (ii) the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020 and (iii) the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of certain factors, including the risks related to the Depositary Shares and the Series D Preferred Stock and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to the Series D Preferred Stock and Depositary Shares and This Offering

You are making an investment decision with regard to the Depositary Shares as well as the Series D Preferred Stock.

As described in this prospectus supplement and the accompanying prospectus, we are issuing Depositary Shares representing fractional interests in shares of Series D Preferred Stock. Accordingly, the depositary will rely on the payments it receives on the Series D Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.

The Series D Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series D Preferred Stock are our equity interests and do not constitute indebtedness. As such, the Series D Preferred Stock and the related Depositary Shares will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in a liquidation of the Company. As of September 30, 2021, our liabilities, on a consolidated basis, totaled approximately $176.3 billion. We are also offering 600,000 Series E Depositary Shares each with a liquidation preference of $1,000 and $650,000,000 aggregate principal amount of senior notes concurrently with this offering pursuant to separate prospectus supplements, although there can be no assurance we will complete the Series E Depositary Shares or the senior notes offerings on the anticipated terms, if at all. We and our subsidiaries may also incur additional indebtedness and liabilities in future that will rank senior to the Depositary Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series D Preferred Stock (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board) and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. In addition, the Series D Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Also, as a financial holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations discussed below.

The Series D Preferred Stock will be effectively subordinated to the obligations of our subsidiaries

We are a financial holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of Depositary Shares representing interests in the Series D Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors.

Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness or other liabilities of those subsidiaries senior to that held by us.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute the ownership of existing holders of the Series D Preferred Stock and the Depositary Shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to direct us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional shares of Series D Preferred Stock and related Depositary Shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued. Though the approval of holders of the Depositary Shares representing interests in the Series D Preferred Stock will be needed to authorize, create, or increase the authorized amount of, any equity security ranking senior to the Series D Preferred Stock, if we issue preferred stock in the future that has preference over the Series D Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series D Preferred Stock and therefore the related Depositary Shares (including our Series E Preferred Stock which is being concurrently offered), the rights of holders of the Depositary Shares representing interests in the Series D Preferred Stock or the market price of the Depositary Shares could be adversely affected. The market price of the Depositary Shares could decline as a result of these other offerings, as well as other sales of a large block of Depositary Shares or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series D Preferred Stock or Depositary Shares are not entitled to preemptive rights or other protections against dilution.

Investors should not expect us to redeem the Series D Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The shares of Series D Preferred Stock are perpetual equity securities. The Series D Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series D Preferred Stock may be redeemed by us at our option either in whole or in part on any dividend payment date occurring on or after the First Reset Date, and earlier under certain limited circumstances described below. Any decision we may make at any time to propose a redemption of the Series D Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Series D Preferred Stock is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Series D Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

Our right to redeem the Series D Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve.

Our right to redeem the Series D Preferred Stock is subject to any limitations established by the Federal Reserve. We may not redeem shares of the Series D Preferred Stock without having received the prior approval of the Federal Reserve or other appropriate federal banking agency as required under capital rules applicable to us. We cannot assure you that the Federal Reserve will approve any redemption of the Series D Preferred Stock that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy and our ability to meet and exceed minimum regulatory capital ratios under baseline and stressed conditions, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

We have the right, upon the occurrence of certain events, to redeem the Series D Preferred Stock prior to the First Reset Date, and we may redeem the Series D Preferred Stock on any dividend date on or after the First Reset Date.

By its terms, the Series D Preferred Stock may be redeemed in whole, but not in part, by us prior to the First Reset Date upon the occurrence of certain events involving the capital treatment of the Series D Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a Regulatory Capital Treatment Event (as defined herein), we may, at our option at any time within 90 days following such Regulatory Capital Treatment Event, redeem in whole but not in part the Series D Preferred Stock, subject to regulatory approval. See “Description of the Series D Preferred Stock—Redemption.”

If a Regulatory Capital Treatment Event occurs, we would have the right, subject to regulatory approval, to redeem the Series D Preferred Stock in accordance with its terms prior to the dividend payment date on the First Reset Date at a redemption price equal to $100,000 per share of Series D Preferred Stock (equivalent to $1,000 per Depositary Share), plus any declared and unpaid dividends. We may also choose to redeem the Series D Preferred Stock in whole or in part regardless of whether a Regulatory Capital Treatment Event occurs on any dividend payment date on or after the First Reset Date.

Dividends on the Series D Preferred Stock will be discretionary and non-cumulative, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Series D Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors (or any duly authorized committee of the board) does not authorize and declare a dividend on the Series D Preferred Stock for any dividend period, holders of the Depositary Shares representing interests in the Series D Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors (or any duly authorized committee thereof) has not declared a dividend before the related dividend payment date, whether or not dividends on the Series D Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, if and to the extent payment of dividends on Series D Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the Depositary Shares representing interests in the Series D Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

Under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with applicable buffers taken into account, we will be subject to constraints on, among other things, capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”

Further, these limitations may change from time to time. For example, we are now subject to additional limitations under the Federal Reserve’s capital rules because our average total consolidated assets exceeded $100 billion for four consecutive quarters. Specifically, we are subject to the Federal Reserve’s “stress capital buffer” requirement for Standardized Approach capital ratios, instead of the static 2.5% buffer requirement. A firm’s stress capital buffer is subject to a floor of 2.5% and reflects the projected decrease in the firm’s CET1 capital ratio in the Federal Reserve’s supervisory severely adverse scenario of the stress tests conducted by the Federal Reserve as part of its Comprehensive Capital Analysis and Review under its capital plan rule. The capital plan rule further provides that a firm must receive prior approval for any capital distribution if the firm is required to resubmit its capital plan.

If we are not paying full dividends on any outstanding dividend parity stock we have issued (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, if issued) or may issue, we will not be able to pay full dividends on the Series D Preferred Stock.

When dividends are paid in part, and not paid in full, upon any dividend parity stock we have issued (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, if issued) or may issue, then, to the extent permitted by the terms of the Series D Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Series D Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series D Preferred Stock.

Holders of the Depositary Shares representing interests in the Series D Preferred Stock may be unable to use the dividends received deduction.

Distributions paid to corporate U.S. holders of the Depositary Shares representing interests in the Series D Preferred Stock may be eligible for the dividends received deduction if we have sufficient current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have current or accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” If any distributions on the Series D Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the Depositary Shares may decline.

Our results of operations and our ability to fund dividend payments and all payments on our other obligations depend upon the results of operations of our subsidiaries.

We are a separate and distinct legal entity from our subsidiaries. Our principal source of funds to make payments on securities is dividends from the Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and non- banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from the Bank to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiary were to pay dividends. The Federal Reserve and the State of California have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if our banking subsidiary becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the Federal Reserve.

Holders of Series D Preferred Stock will have limited voting rights.

Holders of the Depositary Shares or the Series D Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders, except as required by law and as provided below under “Description of the Series D Preferred Stock—Voting Rights.” Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series D Preferred Stock. Although each Depositary Share is entitled to 1/100th of a vote, the depositary can only vote whole shares of Series D Preferred Stock. The depositary will vote the maximum number of whole shares of Series D Preferred Stock in accordance with the instructions it receives; however, any remaining votes of holders of the Depositary Shares will not be voted.

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares representing interests in the Series D Preferred Stock.

There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the Depositary Shares. Factors that might influence the market value of the Depositary Shares include:

•	whether dividends have been declared and are likely to be declared in the future on the Series D Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Series D Preferred Stock or the Depositary Shares;

•	prevailing interest rates;

•	the market for similar securities; and

•

economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including effects of the COVID-19 pandemic or other pandemic, epidemic or outbreak of infectious disease.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the Depositary Shares.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Depositary Shares and the Series D Preferred Stock, could cause the liquidity or trading price of the Depositary Shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Depositary Shares, the Series D Preferred Stock or our credit ratings generally could affect the trading price of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Depositary Shares and the Series D Preferred Stock, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the Depositary Shares, the Series D Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Depositary Shares to decline significantly.

The shares of Series D Preferred Stock and the related Depositary Shares may not have an active trading market.

The Series D Preferred Stock and the related Depositary Shares are new issues with no established trading market. We do not expect that there will be any separate public trading market for the shares of the Series D Preferred Stock except as represented by the Depositary Shares. We do not intend to apply for listing of the Depositary Shares on any securities exchange or for quotation of the Depositary Shares in any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for the Depositary Shares will develop, the ability of holders of the Depositary Shares to sell their Depositary Shares or the prices at which holders may be able to sell their Depositary Shares. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. The underwriters have advised us that they intend to make a market in the Depositary Shares; however, they are not obligated to do so and may discontinue any market making in the Depositary Shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Depositary Shares will develop, that you will be able to sell your Depositary Shares at a particular time or that the price you receive when you sell will be favorable.

Neither the Series D Preferred Stock nor the Depositary Shares are insured or guaranteed by the FDIC.

Neither the Series D Preferred Stock nor the Depositary Shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the FDIC or any other governmental agency or instrumentality.

The historical five-year treasury rates are not an indication of future five-year treasury rates.

In the past, U.S. treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. treasury rates is not an indication that U.S. treasury rates are more or less likely to increase or decrease at any time during the reset period, and you should not take the historical U.S. treasury rates as an indication of future rates.

Further, if we, in our sole discretion, determine that the five-year treasury rate cannot be determined in the manner then applicable for such rate, we may, in its sole discretion, designate a Designee (as defined below under “Description of Series D Preferred Stock—Dividends”) to determine whether there is an industry-accepted successor rate to the then-applicable base rate and, if applicable, to determine and make certain adjustments as further described under “Description of the Series D Preferred Stock—Dividends.”

We or one of our affiliates may be the calculation agent and, as a result, potential conflicts of interest could arise.

We have not yet appointed a calculation agent. When we do, we can appoint us or one of our affiliates to be the calculation agent for purposes of determining, among other things, the five-year treasury rate for each reset period. Although the calculation agent will exercise its judgment in good faith when performing its functions, if the calculation is us or one of our affiliates, potential conflicts of interest may exist between the calculation agent and you.

This offering is not contingent on the consummation of the Series E Depositary Shares and the senior notes offerings.

The consummation of this offering and the consummation of the Series E Depositary Shares and the senior notes offerings are not contingent upon one another. Accordingly, if you decide to purchase the Series D Preferred stock or the Depositary Shares in this offering, you should be willing to do so whether or not we complete the Series E Depositary Shares or the senior notes offerings.

The dividend rate will reset on the First Reset Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of 4.250% in effect until the First Reset Date.

The annual dividend rate on the Series D Preferred Stock for each reset period will equal the five-year treasury rate as of the most recent reset dividend determination date plus 3.074% per annum. Therefore, the dividend rate and any dividends declared after the First Reset Date could be more or less than the rate for the initial five-year period. We have no control over the factors that may affect five-year treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact five-year treasury rates.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $987.7 million, after expenses and the underwriting discount. We intend to use the net proceeds for general corporate purposes, which may include working capital, capital investments and expenditures, supporting capital ratios at the Bank and capitalizing other operating subsidiaries allowing continued support of Bank clients. We will retain broad discretion over the use of the net proceeds.

In addition, concurrently with this offering, we are offering up to 600,000 Series E Depositary Shares and senior notes in an aggregate principal amount of $650,000,000 million (the “senior notes”). We estimate that the net proceeds from the sale of the Series E Depositary Shares and the senior notes, after deduction of underwriting discounts and commissions and estimated expenses payable by us, will be approximately $1.24 billion. We will use the net proceeds from the Series E Depositary Shares and the senior notes offerings for general corporate purposes. The offering of each of the Series E Depositary Shares and the senior notes is being made pursuant to a separate prospectus supplement, and this offering is not conditioned on the offering of the Series E Depositary Shares, the senior notes or vice versa. We cannot assure you that the Series E Depositary Shares or the senior notes offerings will occur on the anticipated terms, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Series E Depositary Shares and the senior notes offerings. Each of the underwriters in this offering are acting as underwriters in the Series E Depositary Shares and the senior notes offerings.

CAPITALIZATION

The following table sets forth our cash and due from banks, short-term borrowings, and capitalization as of September 30, 2021 (i) on an actual basis, (ii) on an as adjusted basis to give effect to the issuance of the Depositary Shares, each representing a 1/100th interest in a share of Series D Preferred Stock, and (iii) on a pro forma as adjusted basis to give effect to the concurrent offerings of up to 600,000 Series E Depositary Shares and senior notes in an aggregate principal amount of $650 million. The table reflects certain unaudited consolidated financial information as of September 30, 2021 that was included in our Current Report on Form 8-K filed on October 21, 2021, which is not incorporated in this prospectus supplement. The review of our financial results as of September 30, 2021 has not yet been completed. These preliminary financial results are subject to change. You should read this table in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and our interim financial statements and related notes to such statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2021 (Unaudited)
	Actual	As Adjusted	Pro Forma as Adjusted
	(dollars in millions, except for par value and share data)
Cash and due from banks	$18,697	$19,685	$20,922

Short-term borrowings	$97	$97	$97

Long-term debt:
3.50% Senior Notes due January 2025(1)	$349	$349	$349
2.100% Senior Notes due May 2028(1)	496	496	496
3.125% Senior Notes due June 2030(1)	496	496	496
1.800% Senior Notes due February 2031(1)	495	495	495
1.800% Senior Notes due October 2026(1)	—	—	644
Trust Preferred Debt BPFH I & II, 2004 & 2005	90	90	90

Total long-term debt	$1,925	$1,925	$2,569

Stockholders’ equity:
5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.001 par value, liquidation preference of $1,000 per share, 350,000 shares outstanding, actual and as adjusted(2)	340	340	340
Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share; 7,500 shares outstanding, actual and as adjusted(2)	739	739	739
Series C Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share, 10,000 shares outstanding, actual and as adjusted(2)	986	986	986
Series D Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share, no shares outstanding actual and 10,000 shares as adjusted(2)	—	988	988
Series E Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share, no shares outstanding actual and 6,000 shares as adjusted(2)	—	—	593
Common Stock, $0.001 par value, 150,000,000 shares authorized; 58,677,483 shares outstanding, actual and as adjusted	—	—	—
Additional paid-in capital	5,100	5,100	5,100

	As of September 30, 2021 (Unaudited)
	Actual	As Adjusted	Pro Forma as Adjusted
	(dollars in millions, except for par value and share data)
Retained earnings	7,071	7,071	7,071
Accumulated other comprehensive income	65	65	65

Total SVB stockholders’ equity	$14,300	$15,288	$15,881
Noncontrolling interests	369	369	369
Total equity	$14,669	$15,657	$15,881

Total capitalization	$16,594	$17,582	$18,819

(1)	Notes shown at carrying value.

(2)	Presented net of issuance costs.

CAPITAL RATIOS

The following table sets forth our capital ratios as of September 30, 2021 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of the Series D Preferred Stock and the concurrent offerings of 600,000 Series E Depositary Shares and senior notes in an aggregate principal amount of $650 million.

	As of September 30, 2021 (Unaudited)(1)(2)
	Actual	As Adjusted
Common equity tier 1 risk-based capital ratio	12.72%	12.72%
Tier 1 risk-based capital ratio	15.34%	17.07%
Total risk-based capital ratio	15.85%	17.58%
Tier 1 leverage ratio	7.77%	8.57%

(1)	Regulatory capital ratios as of September 30, 2021 are preliminary and subject to change.

(2)

Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2021 CECL Interim Final Rule. Capital ratios exclude components of accumulated other comprehensive income, as we have elected to opt out of the relevant requirement under the Basel III regulatory capital reforms.

DESCRIPTION OF THE SERIES D PREFERRED STOCK

The depositary will be the sole holder of the Series D Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”), as described under “Description of the Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series D Preferred Stock shall mean the depositary. However, holders of the depositary shares will be entitled through the depositary to exercise the rights and preferences of the Series D Preferred Stock, as described under “Description of the Depositary Shares.”

The following is a brief description of the material terms of the Series D Preferred Stock. The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation, including the certificate of designations creating the Series D Preferred Stock, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

Under our amended and restated certificate of incorporation, we have authority to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors (or a duly authorized committee of the board) is authorized without further stockholder action to cause the issuance of shares of preferred stock, including the Series D Preferred Stock. Prior to the issuance of the Series D Preferred Stock, 350,000 shares of our Series A Preferred Stock, 7,500 shares of our Series B Preferred Stock and 10,000 shares of our Series C Preferred Stock were outstanding. We expect to issue 6,000 shares of our Series E Preferred Stock in connection with the concurrent offering of the Series E Depositary Shares.

Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board (or a duly authorized committee) may determine prior to the time of issuance. Prior to the issuance of the Series D Preferred Stock, we will have filed the certificate of designations with respect to the Series D Preferred Stock with the Secretary of State of the State of Delaware.

The Series D Preferred Stock represents a single series of our authorized preferred stock. We are offering 1,000,000 Depositary Shares representing fractional interests in shares of the Series D Preferred Stock. Shares of Series D Preferred Stock, upon issuance against full payment for the purchase price for the Depositary Shares, will be fully paid and nonassessable.

The Series D Preferred Stock will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Series D Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The number of authorized shares of the Series D Preferred Stock initially is 10,000 and the “stated amount” per share is $100,000. The number of authorized shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by resolution of the board (or a duly authorized committee of the board), without the vote or consent of the holders of the Series D Preferred Stock. Shares of Series D Preferred Stock that are redeemed, purchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of Series D Preferred Stock.

We reserve the right to re-open this series and issue additional shares of Series D Preferred Stock and the related Depositary Shares either through public or private sales at any time and from time to time without notice to or the consent of holders of Series D Preferred Stock, provided that such additional shares of Series D Preferred Stock and related Depositary Shares may only be issued on a dividend payment date and shall accrue dividends from the date they are issued, and such additional shares of Series D Preferred Stock and related Depositary Shares will be issued with a separate CUSIP number unless they are fungible with the original shares for U.S. federal income tax purposes. The additional shares of Series D Preferred Stock and related Depositary Shares would be deemed to form a single series with the Series D Preferred Stock and the related Depositary Shares, respectively, offered by this prospectus supplement. Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock, except that shares of Series D Preferred Stock issued after October 28, 2021 shall accrue dividends from the dividend payment date they are issued.

References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company, the Series D Preferred Stock will rank:

•

senior to our common stock and any other class or series of our stock issued in the future that ranks junior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding up of the Company (collectively, “junior stock”);

•

on a parity with our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, our Series E Preferred Stock, which is being concurrently offered and will have substantially similar terms to our Series D Preferred Stock (except that the interest rate and accordingly the reset and redemption dates are based on the ten-year treasury rate instead of a five-year treasury rate), and any other class or series of our preferred stock issued in the future, the terms of which expressly provide that it will rank on a parity with our Series D Preferred Stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company;

•

junior to any class or series of our stock issued in the future that expressly provides that it will rank senior to the Series D Preferred Stock (subject to any requisite consents prior to issuance including the requisite vote or consent of the holders of at least two thirds of the shares of the Series D Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by our board (or a duly authorized committee of the board), only out of funds legally available therefor, non-cumulative cash dividends payable on the stated amount of $100,000 per share at a rate per annum equal to (i) 4.250% from the original issue date of the Series D Preferred Stock to, but excluding, the First Reset Date and (ii) the five-year treasury rate as of the most recent reset dividend determination date plus 3.074% during each reset period, from, and including, the First Reset Date. Dividends will be payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022.

Each date on which dividends are payable pursuant to the foregoing clauses is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, in each case to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board (or a duly authorized committee of the board) in advance of payment of each particular dividend. If any such date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series D Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of Series D Preferred Stock).

We will not pay interest or any sum of money in lieu of interest on any dividend payment date that may be in arrears on the Series D Preferred Stock.

“Dividend period” means each period from and including a dividend payment date (except that the initial dividend period shall commence on and include the date of original issue of the Series D Preferred Stock) and continuing to but not including the next succeeding dividend payment date.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days.

A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

The amount of the dividend per share of the Series D Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on shares of the Series D Preferred Stock will not be cumulative and will not be mandatory. If our board (or a duly authorized committee of the board) does not declare a dividend on the Series D Preferred Stock in respect of a dividend period, then holders of Series D Preferred Stock shall not be entitled to receive any dividends not declared by the board (or a duly authorized committee of the board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared, whether or not our board (or a duly authorized committee of the board) declares a dividend on the Series D Preferred Stock or any other series of our preferred stock or on our common stock for any future dividend period.

For any reset period commencing on or after the First Reset Date, the “five-year treasury rate” means: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update (as defined below) as of 5:00 p.m. (Eastern Time) as of any date of determination (the “initial base rate”); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date and (B) the other maturing as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If we, in our sole discretion, determine that the five-year treasury rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Series D Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above) (a “Rate Substitution Event”), we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Depositary Shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Series D Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the five-year treasury rate shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the Series D Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the five-year treasury rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, 1.176%.

“H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor.

The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date.

The calculation agent’s determination of any dividend rate and its calculation of the amount of dividends for any dividend period, and a record maintained by us of any Rate Substitution Event and Adjustments, will be maintained on file at our principal offices and will be available to any holder of the Series D Preferred Stock upon request and will be final and binding in the absence of manifest error.

Restrictions on Dividends, Redemption and Repurchases

So long as any share of Series D Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series D Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock (a “junior stock sinking fund payment”), and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, as a result of (x) a reclassification of junior stock for or into other junior stock, (y) the exchange or conversion of one share of junior stock for or into another share of junior stock or (z) the purchase of fractional interests in shares of junior stock under the conversion or exchange provisions of junior stock or the security being converted or exchanged;

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

repurchases, redemptions or other acquisitions of shares of junior stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•

any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•

any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock.

However, the foregoing will not restrict the ability of us or any of our affiliates to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

If our board (or a duly authorized committee of the board) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Series D Preferred Stock or any class or series of our stock that ranks on a parity with Series D Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, if issued) in the payment of current dividends (“dividend parity stock”), then, to the extent permitted by the terms of the Series D Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Series D Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series D Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of the this paragraph, our board (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series D Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series D Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board (or a duly authorized committee of the board) may be declared and paid on any common stock or other junior stock from time to time out of any funds legally available therefor, and the shares of Series D Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series D Preferred Stock will not be declared, paid or set aside for payment if and to the extent such act would cause us to fail to comply with applicable laws and regulations.

Redemption

The Series D Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series D Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or (ii) in whole but not in part at any time within 90 days following a Regulatory

Capital Treatment Event, in each case, at a cash redemption price equal to the stated amount of such Series D Preferred Stock to be redeemed, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. The redemption price for any shares of Series D Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to us or our agent, if the shares of Series D Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Notwithstanding the foregoing, we may not redeem shares of Series D Preferred Stock without having received the prior approval of the “appropriate federal banking agency” with respect to us, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the “appropriate federal banking agency”), if then required under capital rules applicable to us.

We intend to treat the Series D Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency).

A “Regulatory Capital Treatment Event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance date for the Series D Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance date for the Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance date for the Series D Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full stated amount of $100,000 per share of Series D Preferred Stock then outstanding as “Additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series D Preferred Stock is outstanding.

In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by such holders or by lot. Subject to the provisions hereof, our board (or a duly authorized committee of the board) shall have full power and authority to prescribe the terms and conditions on which shares of Series D Preferred Stock shall be redeemed from time to time. If we shall have issued certificates for the Series D Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

Notice of every redemption of shares of Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock.

Notwithstanding the foregoing, if the shares of Series D Preferred Stock (or the Depositary Shares) are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series D Preferred Stock at such time and in any manner permitted by such facility.

Each such notice given to a holder shall state:

•	the redemption date;

•

the number of shares of the Series D Preferred Stock to be redeemed and, if less than all shares of the Series D Preferred Stock held by such holder are to be redeemed, the number of shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

•	that dividends on such shares of our Series D Preferred Stock will cease to accrue on the redemption date.

If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by us, separate and apart from our other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series D Preferred Stock are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption date, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

The Series D Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series D Preferred Stock will have no right to require redemption of any shares of Series D Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of Series D Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to the stated amount per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends before we make any distribution of assets to holders of junior stock (the “liquidation preference”).

If our assets are not sufficient to pay the liquidation preference in full to all holders of Series D Preferred Stock and all holders of any class or series of our stock that ranks on a parity with Series D Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the Company (the “liquidation preference parity stock”), the amounts paid to the holders of Series D Preferred Stock and to the holders of all liquidation preference parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series D Preferred Stock and all such liquidation preference parity stock. In any such distribution, the “liquidation preference” of any holder of our stock other than the Series D Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series D Preferred Stock and all holders of any liquidation preference parity stock, the holders of junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, the merger, consolidation or other business combination of us with or into any other corporation, including a transaction in which the holders of Series D Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all of our assets, shall not constitute a liquidation, dissolution or winding up of the Company.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Series D Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary. In addition, the Series D Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Series D Preferred Stock will not have any voting rights.

Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Series D Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for six full quarterly dividend periods, in the case of the Series D Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Series D Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, in the case of the Series D Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, following the nonpayment shall have been fully paid.

“Voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series D Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable. As of the date of this prospectus supplement, the voting preferred stock includes our Series A Preferred Stock, of which 350,000 shares are currently outstanding, our Series B Preferred Stock, of which 7,500 shares are currently outstanding, and our Series C Preferred Stock, of which 10,000 shares are currently outstanding. We expect to issue 6,000 shares of our Series E Preferred Stock in connection with the concurrent offering of the Series E Depositary Shares. Whether a plurality, majority or other portion of the shares of Series D Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the stated amounts of the shares voted (that is, the stated amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment have been paid in full on the Series D Preferred Stock and any other class or series of voting preferred stock, the holders of the Series D Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

Under the regulations of the Federal Reserve implementing the Bank Holding Company Act (the “BHC Act”), if any holder of any series of preferred stock (including the Series D Preferred Stock) is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the Series D Preferred Stocks as may be deemed, when coupled with other factors, to constitute a “controlling influence” over the issuer, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than the bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Other Voting Rights

So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least two thirds of the shares of Series D Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

Amendment of Certificate of Incorporation, By-laws or Certificate of Designations. Any amendment, alteration or repeal of any provision of our certificate of incorporation, by-laws or the certificate of designations for the Series D Preferred Stock that would alter or change the voting powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series D Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series D Preferred Stock;

•

Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series D Preferred Stock or (y) a merger or consolidation of us with another entity (whether or not a corporation), unless in each case (A) the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Series D Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series D Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series D Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series D Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series D Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Series D Preferred Stock that may be defective or inconsistent; or

•

to make any provision with respect to matters or questions arising with respect to the Series D Preferred Stock that is not inconsistent with the provisions of the certificate of designations, including, without limitation, to reflect any Adjustments if a Rate Substitution Event occurs.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series D Preferred

Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series D Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of Series D Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.

Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.

No Preemptive and Conversion Rights

Holders of the Series D Preferred Stock do not have any preemptive rights. The Series D Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Additional Classes or Series of Stock

We will have the right to create and issue additional classes or series of stock ranking equally with or junior to the Series D Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Series D Preferred Stock.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC will be the transfer agent and registrar for the Series D Preferred Stock as of the original issue date. We may terminate such appointment and may appoint a successor transfer agent and/or registrar at any time and from time to time. The transfer agent and/or registrar may be a person or entity affiliated with us.

Calculation Agent

We will appoint a calculation agent for the Series D Preferred Stock prior to the third business day immediately preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent. We may terminate the appointment of the calculation agent and may appoint a successor agent at any time and from time to time, provided that we shall use our best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

DESCRIPTION OF THE DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of the Depositary Shares mean those who have the Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the Depositary Shares registered in the street name of or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry, Delivery and Form of Depositary Shares” section of this prospectus supplement.

General

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series D Preferred Stock. As described above under “Description of the Series D Preferred Stock”, we are issuing fractional interests in shares of the Series D Preferred Stock in the form of the Depositary Shares. Each Depositary Share will represent a 1/100th ownership interest in a share of the Series D Preferred Stock, and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Series D Preferred Stock represented by the Depositary Shares with a depositary pursuant to a deposit agreement among us, American Stock Transfer and Trust Company, LLC, acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a Depositary Share will be entitled to all the rights and preferences of the shares of Series D Preferred Stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such Depositary Share.

Immediately following issuance of the Series D Preferred Stock, we will deposit the Series D Preferred Stock with the depositary, which will then issue the Depositary Shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described under “Where You Can Find More Information” above.

Dividends and Other Distributions

Each dividend on a Depositary Share will be in an amount equal to 1/100th of the dividend declared on each share of the Series D Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Series D Preferred Stock to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the Depositary Shares.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series D Preferred Stock.

The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Series D Preferred Stock and any redemption of the Series D Preferred Stock. Holders of the Depositary Shares will pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the Depositary Shares, the depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.

Redemption of the Depositary Shares

If we redeem the Series D Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series D Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/100th of the redemption price per share payable with respect to the Series D Preferred Stock (equivalent to $1,000 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series D Preferred Stock. Whenever we redeem shares of the Series D Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series D Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Depositary Shares only in increments of 100 Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series D Preferred Stock and the related Depositary Shares.

Voting of the Series D Preferred Stock

Because each Depositary Share represents a 1/100th interest in a share of the Series D Preferred Stock, holders of Depositary Shares will be entitled to 1/100th of a vote per Depositary Share under those limited circumstances in which holders of the Series D Preferred Stock are entitled to a vote, as described above in “Description of the Series D Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series D Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series D Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series D Preferred Stock, may instruct the depositary to vote the amount of the Series D Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Series D Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

No Listing

Neither shares of the Series D Preferred Stock nor the Depositary Shares will be listed on any securities exchange or automated quotation system.

Form and Notices

The Series D Preferred Stock will be issued in registered form to the depositary, and the Depositary Shares will be issued in book- entry only form through DTC, as described below in “Book-Entry, Delivery and Form of Depositary Shares.” The depositary will forward to the holders of the Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series D Preferred Stock.

Depositary

American Stock Transfer and Trust Company, LLC will be the depositary for the Depositary Shares as of the original issue date. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The shares of Series D Preferred Stock will be issued in registered form to the depositary. The Depositary Shares will be issued under the book-entry system of DTC in the form of one or more global depositary receipts. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each owner of a beneficial interest in Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The Depositary Shares will be accepted for clearance by DTC. Beneficial interests in the Depositary Shares will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

Owners of beneficial interests in Depositary Shares will receive all payments relating to their shares in U.S. dollars. If we elect to issue certificates for the Depositary Shares held through DTC, we will replace the global depositary receipt(s) with depositary receipts in certificated form registered in the names of the beneficial owners. Once depositary receipts in certificated form are issued, the underlying shares of the Series D Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreements. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Series D Preferred Stock and any money or property represented by the Depositary Shares.

Only whole shares of the Series D Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 100 Depositary Shares, the depositary will deliver, along with the withdrawn shares of the Series D Preferred Stock, a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of the Series D Preferred Stock will not be entitled to redeposit those shares or to receive Depositary Shares.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form.

These laws may impair the ability to transfer beneficial interests in the Depositary Shares held through DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of Depositary Shares under the DTC system must be made by or through direct participants, which will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each beneficial owner of Depositary Shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of Depositary Shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the Depositary Shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all Depositary Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Depositary Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Depositary Shares; DTC’s records reflect only the identity of the direct participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Depositary Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Depositary Shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, or (i) if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the Depositary Shares as discussed above, we will print and deliver certificates for the Depositary Shares.

As long as DTC or its nominee is the registered owner of the global depositary receipts representing the Depositary Shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all Depositary Shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of the Depositary Shares. Except in the limited circumstances referred to above, owners of beneficial interests in the Depositary Shares

•	will not be entitled to have such global depositary receipts or the Depositary Shares represented by those receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the global depositary receipts; and

•

will not be considered to be owners or holders of the global depositary receipts or the Depositary Shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of the Depositary Shares.

We will make payments, including dividends, if any, on the Series D Preferred Stock represented by global depositary receipts in respect of the Depositary Shares to the depositary. In turn, the depositary will deliver the dividends to DTC or its nominee, as the case may be, as the registered holder of the Depositary Shares in accordance with the arrangements then in place between the depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

As long as the Depositary Shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Ownership of beneficial interests in the Depositary Shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the Depositary Shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf.

Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the Depositary Shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the Depositary Shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Depositary Shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Depositary Shares to pledge the Depositary Shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of Depositary Shares only at the direction of one or more participants to whose accounts with DTC the Depositary Shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Distributions with respect to the Depositary Shares held beneficially through Clearstream or Euroclear will be credited to cash accounts of their participants in accordance with Clearstream’s or Euroclear’s rules and procedures, to the extent received by the applicable U.S. Depositary.

Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Depositary Shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the Depositary Shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in Depositary Shares by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series D Preferred Stock and the Depositary Shares representing shares of such Series D Preferred Stock. When we refer to Series D Preferred Stock in this section, we mean both the Series D Preferred Stock and the Depositary Shares representing shares of such Series D Preferred Stock.

This summary is limited to taxpayers who will hold the Series D Preferred Stock as “capital assets” for U.S. federal income tax purposes and who purchase the Series D Preferred Stock in the initial offering at the initial offering price. This discussion addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including non-U.S., state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of tax accounting for securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Series D Preferred Stock as part of a wash sale for tax purposes;

•	a person that owns the Series D Preferred Stock as part of a straddle or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate.

This section is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Series D Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series D Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series D Preferred Stock.

Beneficial owners of Depositary Shares representing shares of the Series D Preferred Stock will be treated as owners of the underlying Series D Preferred Stock for U.S. federal income tax purposes. Exchanges of Series D Preferred Stock for Depositary Shares, and Depositary Shares for Series D Preferred Stock, will not be subject to U.S. federal income tax.

Please consult your own tax advisor concerning the consequences of owning the Series D Preferred Stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences of an investment in the Series D Preferred Stock to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a share of the Series D Preferred Stock and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Distributions on the Series D Preferred Stock

Distributions with respect to our Series D Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series D Preferred Stock (and will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Series D Preferred Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-corporate U.S. holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. You should consult your tax adviser regarding the availability of the reduced qualified dividend tax rate in light of your particular circumstances.

Sale or Exchange of the Series D Preferred Stock Other than by Redemption

If you sell or otherwise dispose of your Series D Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series D Preferred Stock. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the U.S. holder has a holding period greater than one year.

Redemption of the Series D Preferred Stock

The tax treatment of a redemption of your Series D Preferred Stock depends upon whether the redemption is treated for U.S. federal income tax purposes as a disposition of the Series D Preferred Stock or as a distribution on the Series D Preferred Stock. A redemption of Series D Preferred Stock will be treated as a disposition of the Series D Preferred Stock if, within the meaning of Section 302 of the Internal Revenue Code, the redemption:

•	results in a complete termination of your stock interest in us; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether either of these tests has been met, shares of Series D Preferred Stock or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as any such shares actually owned, must be taken into account under certain circumstances.

The redemption of the Series D Preferred Stock will not be essentially equivalent to a dividend if the redemption or purchase results in a “meaningful reduction” of your proportionate interest in us. Whether the redemption will result in a meaningful reduction of your proportionate interest in us will depend on the particular facts and circumstances. However, the Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If we redeem your Series D Preferred Stock in a redemption that meets one of the tests listed above, you generally will recognize taxable gain or loss equal to the amount of cash received by you less your tax basis in the Series D Preferred Stock redeemed. This gain or loss will be long-term capital gain or capital loss if you have held the Series D Preferred Stock for more than one year. Because the determination as to whether either of the alternative tests listed above is satisfied with respect to any particular beneficial owner will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax adviser regarding the treatment of a redemption.

If a redemption does not meet either of the tests described above, you generally will be taxed on the cash you receive as a dividend to the extent paid out of our current or accumulated earnings and profits as described under “—Distributions on the Series D Preferred Stock” above. If you are a corporate U.S. holder of our Series D Preferred Stock, the dividend may be treated as an “extraordinary dividend” that is subject to the special rules under Section 1059 of the Internal Revenue Code. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the Series D Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Series D Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult your tax adviser regarding the allocation of your basis between the redeemed shares and any shares of our Series D Preferred Stock (or other class of our stock) that you still hold (or that are held by a person related to you).

Non-U.S. Holders

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series D Preferred Stock by a Non-U.S. holder. You are a Non-U.S. holder if you are a beneficial owner of a share of the Series D Preferred Stock and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a non-U.S. corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net-income basis on income or gain from the Series D Preferred Stock.

If you are a U.S. holder, this subsection does not apply to you.

Distributions on the Series D Preferred Stock

Except as described below, if you are a Non-U.S. holder of the Series D Preferred Stock, dividends (including any redemption treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Redemption of the Series D Preferred Stock”) paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, a withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:

•

a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, or an acceptable substitute form, upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other withholding agents generally are not required to withhold tax from the dividends, provided that you have furnished to the relevant withholding agent a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a U. S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed to Non-U.S. holders on a net-income basis at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate Non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Series D Preferred Stock

If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition (including a redemption that is treated as a disposition, as described in “U.S. Holders—Redemption of the Series D Preferred Stock” above) of the Series D Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net-income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and certain other conditions are met.

If you are a Non-U.S. holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular U.S. federal income tax rates. If you are a corporate Non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-U.S. holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

As discussed above in “U.S. Holders—Redemption of the Series D Preferred Stock,” certain redemptions may be treated as dividends for U.S. federal income tax purposes. See “—Distributions on the Series D Preferred Stock,” above, for a discussion of the tax treatment of such redemptions. Furthermore, if a withholding agent is unable to determine whether the redemption should be treated as a distribution, such withholding agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case you may be eligible to obtain a refund of all or a portion of any tax).

Withholdable payments to non-U.S. financial entities and other non-U.S. entities

Provisions of the Internal Revenue Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) may impose a 30% withholding tax on U.S. source dividend payments to certain non-U.S. financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to dividends you receive on your Series D Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold our Series D Preferred Stock through another person (e.g., a non-U.S. bank or broker) that is subject to withholding and such person fails to comply with these requirements (even if you would not otherwise have been subject to withholding). While existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition of our Series D Preferred Stock, recently proposed regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) provide that no such withholding on gross proceeds would apply.

You should consult your tax adviser regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup withholding and information reporting

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale of our Series D Preferred Stock effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-U.S. holder, we and other withholding agents are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our Series D Preferred Stock effected at a U.S. office of a broker, provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of our Series D Preferred Stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a non-U.S. office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF HOLDING OR DISPOSING OF THE SERIES D PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of a pension, profit- sharing or other employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, account or other arrangement which is subject to Section 4975 of the Code or other federal, state, local, non-U.S. or other laws that are similar to Title I of ERISA and/or Section 4975 of the Code (“Similar Laws”), or any entity the assets of which include “plan assets” of such employee benefit plan, plan, account or arrangement (each of the foregoing, a “Plan”), should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Depositary Shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA, the Code or any applicable Similar Laws.

Furthermore, any fiduciary or other person considering purchasing the Depositary Shares on behalf of or with the assets of a Plan should also take into account the fact that SVB, the underwriters and their respective affiliates (the “Transaction Parties”) will not have any direct fiduciary relationship with or duty to any purchaser or holder of the Depositary Shares, either with respect to such purchaser or holder’s investment in the Depositary Shares or with respect to the management of the Transaction Parties. Similarly, it is intended that the Transaction Parties will not be subject to any fiduciary or investment restrictions that may exist under laws specifically applicable to any Plans.

Any purchaser of the Depositary Shares or any interest therein will be deemed to have represented by its purchase of the Depositary Shares or any interest therein that it either (1) is not a Plan and is not purchasing the Depositary Shares on behalf of or with the assets of any Plan or (2) (i) its purchase and subsequent disposition of the Depositary Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws and (ii) none of the Transaction Parties is a “fiduciary” (within the meaning of ERISA, the Code or any Similar Laws) or adviser of the purchaser with respect to the decision to purchase the Depositary Shares, and any information that the Transaction Parties may provide is not intended to be impartial investment advice.

Due to the complexity of these rules, it is important that fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of any Plan consult with their counsel regarding the potential consequences of any purchase under ERISA, the Code and/or Similar Laws, as applicable. Purchasers of the Depositary Shares have the sole and exclusive responsibility for ensuring that their purchase and disposition of the Depositary Shares complies with the fiduciary responsibility rules of ERISA or any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Depositary Shares to a Plan is in no respect a representation by the Transaction Parties or their representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans generally or any particular Plan or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Depositary Shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
BofA Securities, Inc.	950,000

SVB Leerink LLC	50,000

Total	1,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Depositary Shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Series D Preferred Stock and of the Depositary Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts

The underwriters have advised us that they propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $6.00 per Depositary Share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $4.00 per Depositary Share to other brokers or dealers. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

The following table shows the per Depositary Share and total underwriting discounts to be paid to the underwriters.

Per Depositary Share	$10.00

Total	$10,000,000.00

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $2.3 million.

New Issue of Securities

The Series D Preferred Stock and the Depositary Shares are new issues of securities with no established trading market. Neither shares of the Series D Preferred Stock nor the Depositary Shares will be listed on any securities exchange or automated quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the shares after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the Depositary Shares and we cannot assure you that one will develop. Even if a secondary market for the Depositary Shares develops, there may be few or no buyers if you choose to sell your shares and this may reduce the price you receive or your ability to sell the shares at all. See “Risk Factors—The shares of Series D Preferred Stock and the related Depositary Shares may not have an active trading market.”

No Sales of Similar Securities

We have agreed that we will not, for the 30 day period from the date of this prospectus supplement, without first obtaining the prior written consent of the representative, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any preferred stock or securities exchangeable for or convertible into preferred stock, except for the shares of Series D Preferred Stock related to the Depositary Shares and shares of the Series E Preferred Stock related to the Series E Depositary Shares, which are being concurrently offered, sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Depositary Shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Each of the underwriters are also acting as underwriters in the concurrent Series E Depositary Shares and senior notes offerings, for which they will receive compensation in the form of underwriting discounts and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Further, SVB Leerink, our indirect, wholly-owned subsidiary, is participating as an underwriter. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Delivery of the Depositary Shares

We expect that delivery of the Depositary Shares will be made against payment therefor on or about October 28, 2021, which will be the third business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise.

Accordingly, purchasers who wish to trade Depositary Shares prior to the second business day preceding the settlement date will be required, by virtue of the fact that the Depositary Shares will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Conflicts of Interest

SVB Leerink, our indirect, wholly owned subsidiary, is participating in this offering of Depositary Shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SVB Leerink is not permitted to sell the Depositary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SVB Leerink or our other affiliates may repurchase and resell the Depositary Shares in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

Selling Restrictions

Notice to Prospective Investors in Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the UK, this prospectus supplement and the accompanying prospectus is being distributed only, and is directed only at qualified investors within the meaning of Article 2 of the UK Prospectus Regulation who: (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the UK, and/or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the UK, this prospectus supplement and the accompanying prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons and any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. The Depositary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Depositary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Depositary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Depositary Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Depositary Shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(a)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Depositary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Depositary Shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Depositary Shares described herein. This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Depositary Shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Depositary Shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Depositary Shares with a view to distribution. Any such investors will be individually approached by the underwriters from time to time. This prospectus supplement will not be filed with, and the offer of Depositary Shares will not be supervised by, any Swiss regulatory authority, e.g., the Swiss Financial Market Supervisory Authority FINMA, and investors in the Depositary Shares will not benefit from protection or supervision by such authority.

VALIDITY OF SHARES

The validity of the shares of Series D Preferred Stock and the Depositary Shares offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Davis Polk & Wardwell LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2020 and 2019, and each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

SVB FINANCIAL GROUP

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

Stock Purchase Contracts

The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities and offerings in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus, along with any documents incorporated by reference, carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The Nasdaq Global Select Market and trades under the ticker symbol “SIVB”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Unless the context requires otherwise, references to “we,” “us,” “our,” “SVB” or similar terms are to SVB Financial Group and its subsidiaries.

Investing in the securities involves certain risks. See “Risk Factors ” beginning on page 7 of this prospectus, our most recent annual report on Form 10-K and in any similar section contained in or incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

THE SECURITIES THAT MAY BE ISSUED AND SOLD PURSUANT TO THIS PROSPECTUS WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT SECURITIES THAT MAY BE ISSUED UNDER THIS PROSPECTUS WILL NOT BE NOT BANK DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated November 15, 2019

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings. The debt securities, preferred stock, warrants, units, and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered and sold. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any related free writing prospectus, you should rely on the applicable prospectus supplement and any related free writing prospectus. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our website address is http://www.svb.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document for a more complete description of the relevant matters. You may review a copy of the registration statement through the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

Current Reports on Form 8-K filed on January 4, 2019, January 10, 2019, February  20, 2019, March  29, 2019, April  29, 2019, September  3, 2019 (as amended by the Form 8-K/A filed on September  5, 2019), September  12, 2019, and October 24, 2019 (only with respect to Item 8.01);

•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A filed March 11, 2019; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on April 23, 1987 with the SEC, including any amendment or report filed for the purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

SVB Financial Group

Investor Relations

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, but are not limited to, the following:

•	Descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	Forecasts of private equity/venture capital funding and investment levels;

•	Forecasts of future interest rates, economic performance, and income from investments;

•	Forecasts of expected levels of provisions for loan losses, nonperforming loans, loan growth and client funds; and

•	Descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may prove to be incorrect. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	Market and economic conditions, including the interest rate environment, and the associated impact on us;

•	The credit profile and credit quality of our loan portfolio and volatility of our levels of nonperforming assets and charge-offs;

•	The adequacy of our allowance for loan losses and the need to make provisions for loan losses for any period;

•	The borrowing needs of our clients;

•	The sufficiency of our capital and liquidity positions;

•	The levels of loans, deposits and client investment fund balances;

•

The performance of our portfolio investments; the general condition of the public and private equity and mergers and acquisitions markets and their impact on our investments, including equity warrant assets, venture capital and private equity funds and direct equity investments;

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•	Our overall investment plans and strategies; the realization, timing, valuation and performance of our equity or other investments;

•	The levels of public offerings, mergers and acquisitions and venture capital investment activity of our clients that may impact the borrowing needs of our clients;

•	The occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;

•	Business disruptions and interruptions due to natural disasters and other external events;

•	The impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;

•	Expansion of our business internationally, and the impact of international market and economic events on us;

•

The impact of governmental policy, legal requirements and regulations, including the Economic Growth, Regulatory Relief and Consumer Protection Act and the Dodd-Frank Act, promulgated by the Federal Reserve and other regulatory requirements;

•	The impact of lawsuits and claims, as well as legal or regulatory proceedings;

•	The impact of changes in accounting standards and tax laws;

•	The levels of equity capital available to our client or portfolio companies;

•	The effectiveness of our risk management framework and quantitative models;

•

Our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the integration of SVB Leerink; and

•

Such other factors discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this filing are made only as of the date of this filing. We assume no obligation and do not intend to revise or update any forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein, except as required by law.

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THE COMPANY

SVB Financial Group (“SVB Financial”) is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For more than 35 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management, M&A advisory services, venture capital and private equity investment. In addition, we focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of September 30, 2019, on a consolidated basis, we had total assets of $68.2 billion, total investment securities of $28.4 billion, total loans, net of unearned income, of $31.1 billion, total deposits of $59.5 billion and total SVB Financial stockholders’ equity of $5.9 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our corporate office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

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RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities. See “Special Note on Forward-Looking Statements.”

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

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DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of SVB Financial. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued pursuant to a senior debt indenture, dated September 20, 2010 (as amended or supplemented from time to time), between us and U.S. Bank National Association, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to one or more separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

General

The following description of our capital stock is based upon our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and applicable provisions of law. We have summarized certain portions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws below. The summary is not complete and is qualified by reference to the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We have 150,000,000 shares of authorized common stock, $0.001 par value per share, of which 51,555,831 shares were outstanding as of September 30, 2019.

Subject to the prior rights of holders of any other class or series of preferred stock outstanding having prior rights as to dividends, holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors (or a committee thereof) has provided, or may provide in the future, with respect to any class or series of preferred stock that the board of directors (or a committee thereof) may hereafter authorize. Shares of our common stock are not redeemable or subject to sinking fund provisions, and have no subscription, conversion or preemptive rights. Our stockholders do not have cumulative voting rights in the election of directors. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future. See “—Preferred Stock.”

Our common stock is listed on the Nasdaq Global Select Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Before acquiring control of a California state-chartered bank or its parent company, a person or entity must obtain the prior approval of the California Department of Business Oversight under the California Banking Law. “Control” means the power to vote 25% or more of the outstanding voting securities or the power to direct the management and policies of a bank or parent company. In addition, direct or indirect ownership, control or power to vote 10% or more of the outstanding voting securities of the bank or parent company is presumed to constitute control of the bank or parent company unless the acquiring person provides the California Department of Business Oversight with sufficient information to rebut this presumption.

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Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting, dividends, liquidation, conversion and other rights, preferences and limitations as fixed by our board of directors (or a committee thereof). The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors (or a committee thereof) without the vote of holders of our common stock or other outstanding capital stock, subject to certain limitations imposed by law or our Amended and Restated Bylaws.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a prospectus supplement. Any preferred stock may be issued under a certificate of designations relating to a series of preferred stock and is also subject to our Amended and Restated Certificate of Incorporation.

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DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

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DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each stock purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any stock purchase contract by delivering the cash value of such stock purchase contract or the cash value of the property otherwise deliverable or, in the case of stock purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a stock purchase contract.

The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, stock purchase contracts may require holders to satisfy their obligations thereunder when the stock purchase contracts are issued. Our obligation to settle such prepaid stock purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid stock purchase contracts will be issued under either the senior indenture or the subordinated indenture.

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DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more stock purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

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PLAN OF DISTRIBUTION

We or the selling securityholders may offer and sell these securities directly to or through one or more underwriters, dealers and agents, directly to purchasers, in competitively bid transactions or through a combination of any of these methods of sale, on an immediate, continuous or delayed basis.

We or the selling securityholders will identify any underwriters, dealers or agents and describe their compensation in connection with the sale of offered securities in the applicable prospectus supplement, pricing supplement or term sheet.

We or the selling securityholders, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, the selling securityholders or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or the selling securityholders may indemnify the underwriters and agents against, and may contribute toward, certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

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VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by Sullivan & Cromwell LLP. Certain legal matters may be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2018 and 2017, and each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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SVB Financial Group

Depositary Shares, Each Representing a 1/100th Interest in a Share of

Series D Non-Cumulative Perpetual Preferred Stock

Sole Book-Running Manager

BofA Securities

Co-Manager

SVB Leerink